UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20594


SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)*


Fifth Street Asset Management Inc.
(Name of Issuer)

Class A Common Stock
(Title of Class of Securities)

31679P109
(CUSIP Number)


September 1, 2016
(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant
to which this Schedule is filed:
[   ] Rule 13d-1(b)
[ x ] Rule 13d-1(c)
[   ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

This is the final amendment to this Schedule 13G and an exit filing with respect to each Reporting Person listed in Item 2(a).


1 NAME OF REPORTING PERSON
GrizzlyRock Capital, LLC

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [    ]
(b) [ x  ]

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5 SOLE VOTING POWER
None

6 SHARED VOTING POWER
0

7 SOLE DISPOSITIVE POWER
None

8 SHARED DISPOSITIVE POWER
0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*[     ]

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0.0%

12 TYPE OF REPORTING PERSON*
OO





1 NAME OF REPORTING PERSON
GrizzlyRock GP, LLC

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [    ]
(b) [ x  ]

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5 SOLE VOTING POWER
None

6 SHARED VOTING POWER
0

7 SOLE DISPOSITIVE POWER
None

8 SHARED DISPOSITIVE POWER
0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*[     ]

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0.0%

12 TYPE OF REPORTING PERSON*
OO





1 NAME OF REPORTING PERSON
GrizzlyRock Value Partners, L.P.

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [    ]
(b) [ x  ]

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5 SOLE VOTING POWER
None

6 SHARED VOTING POWER
0

7 SOLE DISPOSITIVE POWER
None

8 SHARED DISPOSITIVE POWER
0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*[     ]

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0.0%

12 TYPE OF REPORTING PERSON*
OO





1 NAME OF REPORTING PERSON
Kyle Mowery

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [    ]
(b) [ x  ]

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5 SOLE VOTING POWER
None

6 SHARED VOTING POWER
0

7 SOLE DISPOSITIVE POWER
None

8 SHARED DISPOSITIVE POWER
0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*[     ]

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0.0%

12 TYPE OF REPORTING PERSON*
IN





1 NAME OF REPORTING PERSON
Vivaldi Asset Management, LLC

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [    ]
(b) [ x  ]

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5 SOLE VOTING POWER
None

6 SHARED VOTING POWER
0

7 SOLE DISPOSITIVE POWER
None

8 SHARED DISPOSITIVE POWER
0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*[     ]

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0.0%

12 TYPE OF REPORTING PERSON*
OO





1 NAME OF REPORTING PERSON
Vivaldi Holdings, LLC

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [    ]
(b) [ x  ]

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5 SOLE VOTING POWER
None

6 SHARED VOTING POWER
0

7 SOLE DISPOSITIVE POWER
None

8 SHARED DISPOSITIVE POWER
0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*[     ]

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0.0%

12 TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS





Item 1(a) Name of Issuer:
First Street Asset Management Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:
777 West Putnam Avenue, 3rd Floor, Greenwich, Connecticut 06830

Item 2(a) Name of Person Filing:
1. GrizzlyRock Capital, LLC ("Capital")
2. GrizzlyRock GP, LLC (the "General Partner")
3. GrizzlyRock Value Partners, L.P. (the "Fund")
4. Kyle Mowery
5. Vivaldi Asset Management, LLC ("Vivaldi")
6. Vivaldi Holdings, LLC ("Holdings")

Each reporting person declares that neither the filing of this statement nor anything herein shall be construed as an admission that such person is, for the purposes of Section 13(d) or 13(g) of the Act or any other purpose, the beneficial owner of any securities covered by this statement.

Each reporting person may be deemed to be a member of a group with respect to the issuer or securities of the issuer for the purposes of Section 13(d) or 13(g) of the Act. Each reporting person declares that neither the filing of this statement nor anything herein shall be construed as an admission that such person is, for the purposes of Section 13(d) or 13(g) of the Act or any other purpose, (i) acting (or has agreed or is agreeing to act) with any other person as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of securities of the issuer or otherwise with respect to the issuer or any securities of the issuer or
(ii) a member of any syndicate or group with respect to the issuer or any securities of the issuer.

Item 2(b) Address of Principal Business Office:
For Capital, the General Partner, the Fund and Mr. Mowery, 191
N. Wacker Drive, Suite 1500, Chicago, IL 60606
For Vivaldi and Holdings, 225 W Wacker Dr #2100, Chicago, IL 60606

Item 2(c) Citizenship:
Capital and the General Partner are Delaware limited liability companies. The Fund is a Delaware limited partnership.
Mr. Mowery is a citizen of the United States.
Vivaldi and Holdings are Delaware limited liability companies.

Item 2(d) Title of Class of Securities:
Class A common stock, par value $0.01 per share

Item 2(e) CUSIP Number:
31679P109

Item 3 Type of Person:
Not applicable

Item 4 Ownership:

(a)Amount beneficially owned:
None of the Reporting Persons beneficially owns any shares of the Issuer.

(b)Percent of class:
0.0%

(c)Number of shares as to which the filing person has:
(i)Sole power to vote or to direct the vote:
Not applicable
(ii)Shared power to vote or to direct the vote:
None
(iii)Sole power to dispose or to direct the disposition of:
Not applicable
(iv)Shared power to dispose or to direct the disposition of:
None

Item 5 Ownership of Five Percent or Less of a Class:
If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

Item 6 Ownership of More than Five Percent on Behalf of Another Person:
Not applicable

Item 7 Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on by the Parent Holding Company:
Not applicable

Item 8 Identification and Classification of Members of the Group:
Each reporting person may be deemed to be a member of a group with respect to the issuer or securities of the issuer for the purposes of Section 13(d) or 13(g) of the Act. Each reporting person declares that neither the filing of this statement nor anything herein shall be construed as an admission that such person is, for the purposes of Section 13(d) or 13(g) of the Act or any other purpose, (i) acting (or has agreed or is agreeing to act) with any other person as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of securities of the issuer or otherwise with respect to the issuer or any securities of the issuer or
(ii) a member of any syndicate or group with respect to the issuer or any securities of the issuer.

Item 9 Notice of Dissolution of Group:
Not applicable

Item 10	Certification:
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


Signature:After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Date: September 1, 2016

Signature:/s/ Kyle Mowery

Name/Title: Kyle Mowery, individually, as managing member of GrizzlyRock Capital, LLC and GrizzlyRock GP, LLC, and as the managing member of the general partner of GrizzlyRock Value
Partners, L.P.


Signature:/s/ Randal Golden

Name/Title: Randal Golden, Chief Financial Officer, Vivaldi Asset
Management, LLC and Vivaldi Holdings, LLC


					Exhibit Index

Exhibit		Description of Exhibit
99.1		Joint Filing Agreement